UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2016 (August 1, 2016)

Owl Rock Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-01190	47-5402460
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

245 Park Avenue 41St Floor New York, New York	10167
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 419-3000

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Creation of Revolving Credit Facility

On August 1, 2016 (the “Closing Date”), Owl Rock Capital Corporation (the “Company”) entered into a revolving credit facility (the “Credit Facility”) with Wells Fargo Bank, National Association (“Wells Fargo”) as administrative agent (the “Administrative Agent”), and Wells Fargo and State Street Bank and Trust Company (“State Street”) as lenders.

The maximum principal amount of the Credit Facility is $250 million, subject to availability under the borrowing base, which is based on unused capital commitments. The maximum principal amount of the Credit Facility may be increased upon request of the Company up to $500 million, subject to customary conditions, and the Credit Facility also includes a provision permitting the Company to further increase the size of the Credit Facility under certain circumstances up to a maximum principal amount not to exceed $750 million, if the existing or new lenders agree to commit to such further increase. Borrowings under the Credit Facility bear interest, at the Company’s election at the time of drawdown, at a rate per annum equal to (i) in the case of LIBOR rate loans, an adjusted LIBOR rate for the applicable interest period plus 1.60% or (ii) in the case of reference rate loans, the greatest of (A) a prime rate plus 0.60%, (B) the federal funds rate plus 1.10%, and (C) one-month LIBOR plus 1.60%. Loans may be converted from one rate to another at any time at the Company’s election, subject to certain conditions. The Company also will pay an unused commitment fee of 0.25% per annum on the unused commitments.

The Credit Facility will mature upon the earliest of: (i) the date three (3) years from the Closing Date; (ii) the date upon which the Administrative Agent declares the obligations under the Credit Facility due and payable after the occurrence of an event of default; (iii) forty-five (45) days prior to the scheduled termination of the commitment period under the Company’s subscription agreements; (iv) forty-five (45) days prior to the date of any listing of the Company’s common stock on a national securities exchange; (v) the termination of the commitment period under the Company’s subscription agreements (if earlier than the scheduled date); and (vi) the date the Company terminates the commitments pursuant to the Credit Facility.

The Credit Facility is secured by a perfected first priority security interest in the Company’s right, title, and interest in and to the capital commitments of the Company’s private investors, including the Company’s right to make capital calls, receive and apply capital contributions, enforce remedies and claims related thereto together with capital call proceeds and related rights, and a pledge of the collateral account into which capital call proceeds are deposited.

The Credit Facility contains customary covenants and events of default (with customary cure and notice provisions).

State Street and other lenders under the Credit Facility, and their respective affiliates, may from time to time receive customary fees and expenses in the performance of investment banking, financial advisory or other services for the Company.

Item 2.03	Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owl Rock Capital Corporation

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Operating Officer and
Chief Financial Officer

August 4, 2016